Exhibit (m)(48)

AMENDED AND RESTATED
AGREEMENT TO SUSPEND DISTRIBUTION PLANS
FOR THE TIAA-CREF LIFECYCLE AND LIFECYCLE INDEX FUNDS

This Amended and Restated Agreement (the “Agreement”) is entered into as of October 1, 2016, by and between TIAA-CREF Funds (the “Trust”), a Delaware statutory trust, and Teachers Personal Investors Services, Inc. (“TPIS”), a Delaware corporation.

WHEREAS, the Trust is an open-end diversified management investment company consisting of separate investment portfolios, each with up to five classes (the “Funds”);

WHEREAS, the Trust has adopted, among others, two plans of distribution pursuant to Rule 12b-1 of the Investment Company Act of 1940, as amended: (1) an amended and restated plan concerning the distribution expenses of the Retirement Class of the Lifecycle Funds (the “Lifecycle Distribution Plan”) and (2) an amended and restated plan concerning the distribution expenses of the Retirement Class of the Lifecycle Index Funds (“Lifecycle Index Distribution Plan”) (collectively, the “Distribution Plans”). (The identity of these Funds is specified on Schedule A to each Distribution Plan.);

WHEREAS, under the Distribution Plans, the Trust may compensate TPIS for all of its services in connection with the promotion, distribution and shareholder servicing of the Retirement Class of each Lifecycle Fund and Lifecycle Index Fund at the annual rate of 0.05% of the average daily net assets of the Retirement Class shares of the Fund;

WHEREAS, the parties hereto wish to forego any compensation by the Trust to TPIS under the Distribution Plans for a specified period of time;

NOW, THEREFORE, the parties do hereby agree as follows:

1. Term of Agreement. This Agreement shall commence as of October 1, 2016, and shall continue in force until the close of business on September 30, 2017, and shall continue for successive one-year terms thereafter, unless earlier terminated by written agreement of the parties hereto.

2. Suspension of Distribution Plan Compensation. TPIS hereby agrees not to seek compensation from the Trust for the distribution, promotion and servicing of Retirement Class shares of the Lifecycle Funds and the Lifecycle Index Funds under their respective Distribution Plans that would, but for this Agreement, be paid by the Trust to TPIS pursuant to the Distribution Plans.

3. Amendment, Assignment, or Extension. This Agreement may be amended, assigned or extended only by a writing signed by all of the parties.

4. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first written above.

TEACHERS PERSONAL INVESTORS SERVICES, INC.

By:
Title:

TIAA-CREF FUNDS

On behalf of each Lifecycle Fund and Lifecycle Index Fund in existence on the date of this Agreement

By:
Title: